Exhibit 21.1
Subsidiaries of the Registrant

Name of subsidiary	State/Country of Incorporation	Ownership
Creative Tops Limited	United Kingdom	100%
Lifetime Brands Europe B.V.	Netherlands	100%
Grand Venture Enterprises Limited	Hong Kong	100%
La Cafetiere (UK) Limited	United Kingdom	100%
Lifetime Brands Europe Limited	United Kingdom	100%
Lifetime Brands Global Limited	Hong Kong	100%
Lifetime Brands, Inc. (HK) Limited	Hong Kong	100%
Lifetime Brands Global Trading (Shanghai) Company Limited	China	100%
Lifetime Brands International Shanghai	China	100%
Lifetime Brands Holdings Limited	United Kingdom	100%
Lifetime Brands UK Limited	United Kingdom	100%
New Goal Development Limited	Hong Kong	100%
Pfaltzgraff Factory Stores, Inc.	Delaware	100%
The Chef’n Corporation	Washington	100%
Thomas Plant (Birmingham) Holdings Limited	United Kingdom	100%
Wallace Silversmiths de Puerto Rico Ltd.	Cayman Islands	100%
Exacture LLC	Delaware	100%
LTB Maquila Factory Imports I, LLC	Delaware	100%
LTB Maquila Factory Imports II, LLC	Delaware	100%
Lifetime Brands Maquila México, S. de R.L. de C.V.	Mexico	100%
LTB de México, S.A. de C.V.	Mexico	100%
Lifetime Brands Australia Pty Limited	Australia	100%
Lifetime Brands New Zealand Pty Limited	New Zealand	100%